QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
GOLDEN STATE VINTNERS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials:
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

October 10, 2001

Golden State Vintners, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
GOLDEN STATE VINTNERS, INC.

To be held on November 15, 2001

TO ALL STOCKHOLDERS:

    It is with great pleasure that we invite you to the Annual Meeting of Stockholders of Golden State Vintners, Inc., which will be held at 4:00 p.m., Pacific time, on Thursday, November 15, 2001, at the offices of Golden State Vintners' at 607 Airpark Road, Napa, California, for the following purposes:

    1.  Election of directors for the ensuing year.

    2.  Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 2002.

    3.  Consideration and action on any other matter properly brought before the meeting.

    Stockholders of record as of the close of business on September 24, 2001, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

    You are requested to date, complete and sign the enclosed proxy, which is solicited by the Company's Board of Directors, and to return it promptly in the envelope provided. Even if you return this proxy, and you later decide to attend the Annual Meeting, you may vote your shares in person by completing a ballot or proxy at the meeting.

                      By Order of the Board of Directors,

                      Jeffrey J. Brown
                      Chairman of the Board

Napa, California
October 10, 2001

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Golden State Vintners, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 15, 2001

INFORMATION CONCERNING THE SOLICITATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Golden State Vintners, Inc., a Delaware corporation (the "Company"), for use at the 2001 Annual Meeting of Stockholders of the Company, to be held at 4:00 p.m., Pacific time, on Thursday, November 15, 2001, at the Company's offices at 607 Airpark Road, Napa, California and any adjournments thereof (the "Meeting").

    Holders of the Company's Class A Common Stock and Class B Common Stock (collectively the "Common Stock") of record as of the close of business on September 24, 2001, the record date fixed by the Board, will be entitled to notice of, and to vote at, the Meeting. As of the record date, 4,342,528 shares of Class A Common Stock and 5,170,459 shares of Class B Common Stock were issued and outstanding. Holders of Class A Common Stock are entitled to cast ten votes for each share held of record by them, or a total of 43,425,280 votes, on each proposal submitted to a vote at the Meeting. Holders of Class B Common Stock are entitled to cast one vote for each share held of record by them, or a total of 5,170,459 votes, on each proposal submitted to a vote at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with the Secretary of the Company at the address set forth above at any time before it is exercised, or (ii) voting in person at the Meeting.

    The Company's Secretary and President were appointed by the Board as the persons to receive and vote the proxies at the Meeting. All properly executed proxies returned in time to be counted at the Meeting will be voted as stated below under "Voting Procedures." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board by so marking the proxy in the space provided thereon. Where a choice has been specified on the proxy with respect to the foregoing matters, including the election of directors, the shares represented by the proxy will be voted in accordance with the choice specified. If no choice is specified, the proxy will be voted as follows:

    Proxy Item No. 1. FOR election of management's proposed slate of directors, as set forth herein.

    Proxy Item No. 2. FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year ending June 30, 2002.

    The Board knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, including any proposal to adjourn the Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

    An Annual Report to Stockholders on Form 10-K, containing financial statements for the fiscal year ended June 30, 2001 is being delivered with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement, Annual Report and the form of proxy were first mailed to stockholders on or about October 23, 2001.

VOTING PROCEDURES

    The presence, in person or by proxy, of at least a majority of the outstanding shares each class of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or votes withheld by brokers in the absence of instructions from street-name holders ("broker non-votes") will be counted as present for purposes of determining the presence or absence of a quorum for the Meeting. Abstentions will be counted towards the tabulation of votes cast on proxy items submitted to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proxy item has been approved.

HOW CAN YOU VOTE

    Stockholders of record can give a proxy to be voted at the Meeting either (i) over the telephone by calling a toll-free number, (ii) electronically, using the Internet, or (iii) by mail.

    The telephone and Internet voting procedures are designed to authenticate each stockholder's identity, to permit voting and to confirm that such votes are recorded accurately. Any stockholder of record who wishes to vote by telephone or the Internet should refer to the specific instructions set forth on the enclosed proxy card. Stockholders who prefer to vote by mail should return a signed proxy card to the Company before the Meeting.

    Whether voting by telephone, the Internet or by mail, stockholders may specify whether shares should be voted for all, some, or none of the nominees for director (Proxy Item No. 1) and approve, disapprove, or abstain from the ratification of the Company's independent auditors (Proxy Item No. 2).

    On all matters, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each Class A share entitled to ten votes, or a total of 43,425,280 Class A votes, and each Class B share entitled to one vote, or a total of 5,170,459 Class B votes.

    All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting as specified in such proxies. A stockholder submitting a proxy may revoke it at any time before it is voted at the Meeting by notifying the Secretary of the Company in writing of such revocation, by properly executing a later-dated proxy, or by voting in person at the Meeting.

ELECTION OF DIRECTORS
(Proxy Item No. 1)

    Management is proposing and supports re-election of all eight of the nominees named herein.

    All of the nominees for election are currently members of the Company's Board.

    At the Meeting, directors will be elected to serve until the 2002 Annual Meeting or until their successors have been duly elected and qualified. Each nominee has consented to be named in this Proxy Statement and has consented to serve as a director if so elected and qualified. The Company has no reason to believe that any of the nominees will not be available to serve; if, however, any nominee should for any reason become unable or unwilling to serve, the Company's Bylaws permit the Board may vote to fix the number of directors at a lesser number, but not less than six (6), or direct that the shares represented by proxies received by the Company be voted for the election of such person as the Board may recommend, in place of the unavailable nominee.

DIRECTOR-NOMINEES

Name	Age	Position
Jeffrey J. Brown(1)	40	Chairman of the Board of Directors, Assistant Secretary and Director
Jeffrey B. O'Neill	44	Chief Executive Officer and Director
Nicholas B. Binkley(1)	55	Director
Greg J. Forrest	54	Director
W. Scott Hedrick(2)	56	Director
Peter W. Mullin(1)	60	Director
Lawrence R. Buchalter(2)	42	Director
Jean-Michel Valette(2)	41	Director

(1)
Member of the Compensation Committee
(2)
Member of the Audit Committee

    Jeffrey J. Brown has been a director of the Company since April 1995 and has served as Chairman of the Board and Assistant Secretary since October 1996. Since June 1993, Mr. Brown has been an executive officer and director of Forrest Binkley & Brown Venture Co. ("Venture Co."), the general partner of Forrest Binkley & Brown L.P. ("FBB") and the managing partner of SBIC Partners. Prior to the formation of FBB in June 1993, Mr. Brown was a Senior Vice President of BankAmerica Venture Capital Corporation, a position he held from April 1992 to May 1993. He currently serves on the Board of Directors of Stamps.com Inc. as well as a number of private companies.

    Jeffrey B. O'Neill has been a director of the Company since April 1995 and has served as the Company's Chief Executive Officer since January 2000. From October 1996 to January 2000, Mr. O'Neill served as President and Chief Executive Officer. From July to October of 1996, Mr. O'Neill served as Executive Vice President of the Company. Mr. O'Neill joined the predecessor to the Company in 1981 as a grape buyer and has held a number of executive positions with the Company's predecessor entities, including as the President and Chief Executive Officer of Golden State Vintners since 1996. He currently serves on the boards of directors of several leading agricultural concerns, including Fresh Express Inc. and Chairman of the Wine Institute.

    Nicholas B. Binkley has been a director of the Company since October 1996. Since June 1993, Mr. Binkley has been an executive officer and director of Venture Co. Prior to the formation of FBB, Mr. Binkley was Vice Chairman of the board of directors of BankAmerica Corporation, a position he held from April 1992 through May 1993. He currently serves on the board of directors of Vista Medical Technologies, Inc., a medical device company, as well as a number of private companies.

    Lawrence R. Buchalter has been a director of the Company since February 2001. Mr. Buchalter recently retired as a partner and managing director of Goldman Sachs, where his most recent roles included managing the firms high-yield debt new issue business, managing all e-Commerce initiatives for the Fixed Income, Currency and Commodities Division, and starting and serving as CEO for BondBook, LLC, an industry initiative to create an anonymous exchange for the bond market. Prior to Goldman Sachs, Buchalter served in various engineering roles at DuPont and ITT Corporation.

    Greg J. Forrest has been a director of the Company since May 1998. Since June 1993, Mr. Forrest has been an executive officer and director of Venture Co. Prior to the formation of FBB, Mr. Forrest was Chief Executive Officer of BankAmerica Venture Capital Corporation, a position he held from April 1992 to May 1993. Mr. Forrest currently serves on the boards of directors of a number of private companies.

    W. Scott Hedrick has been a director of the Company since April 1998. Since 1979, Mr. Hedrick has served as a general partner of InterWest Partners, a venture capital firm that he co-founded. Mr. Hedrick also serves on the boards of directors of Office Depot, Inc., as well as a number of private companies.

    Peter W. Mullin has been a director of the Company since April 1998. Since 1969, Mr. Mullin has served as Chief Executive Officer and Chairman of the Board of Directors of Mullin Consulting, Inc., a consulting firm specializing in executive compensation and benefit issues. Mr. Mullin serves on the boards of directors of Avery Dennison Corporation, Mrs. Fields' Original Cookies, Inc. and Mellon Financial Group—West Coast, as well as several private companies and foundations.

    Jean-Michel Valette has been a director of the Company since April 2001. Mr. Valette is currently an independent advisor to branded consumer companies and most recently served as president and chief executive officer of Franciscan Estates, Inc., the Fine Wine Division of Constellation Brands, Inc. Previously, he was a managing director of Hambrecht & Quist LLC, where he founded and led Hambrecht & Quist's Branded Consumer practice. Before joining H&Q, Valette co-founded a London-based investment and consulting firm, and also was a consultant with The Boston Consulting Group in Munich. Mr. Valette currently serves on the boards of directors of Select Comfort, Inc. and Peet's Coffee & Tea, Inc. as well as a number of private companies.

RECOMMENDATION

    The Board of Directors recommend a vote "For" Management's nominees.

VOTE REQUIRED

    The nominees receiving a plurality of the affirmative votes of the shares entitled to be voted shall be elected as directors.

OTHER EXECUTIVE OFFICERS

    The executive officers and key employees of the Company are as follows:

Name	Age	Position
Jeffrey B. O'Neill	44	Chief Executive Officer and Director
Mark A. Larson	53	President and Chief Operating Officer
John G. Kelleher	43	Chief Financial Officer and Secretary
Michael B. Drobnick	45	Vice President, Bulk Sales
Jeffrey L. Dye	47	Vice President, Case Goods
Jon M. Powell	45	Vice President, Operations
Walter Sacilowski	53	Vice President, Ready-To-Drink Operations
Jay Essa	58	Vice President, Sales and Marketing

    Mark A. Larson has served as the Company's President and Chief Operating Officer since January 2000. Mr. Larson brings 28 years of senior level management experience to GSV, most recently having served as President and Chief Executive Officer of UDV North America-West, a distilled spirits and wines manufacturer and marketer. Previously, Mr. Larson held various senior level management positions with various companies including Carlson Companies, Inc. and Leaf, Inc.

    John G. Kelleher joined the Company in January 2001 as Chief Financial Officer and Secretary. He was most recently Chief Financial Officer and Chief Operating Officer of Cucina Holdings, Java City, a privately held manufacturer and retailer of specialty coffee and related food products.

    Michael B. Drobnick joined the Company in 1985 and has served as Vice President, Bulk Sales since January 1996. Prior to joining the Company, Mr. Drobnick held various sales management positions with different wine distributors.

    Jeffrey L. Dye has served as Vice President, Case Goods of GSV since November 1992. Prior to joining the Company, Mr. Dye served in various executive positions for several wineries and wine distributors.

    Jon M. Powell joined the Company in July 2000 as Vice President, Operations. Mr. Powell has general management responsibility for the Company's five California production facilities. Mr. Powell's prior experience includes seven years as Production Manager at Sutter Home Winery and twelve years in various production management roles at E&J Gallo Winery, the Seagram Company and the winery operations at Anheuser-Busch.

    Walter Sacilowski joined the Company in April 2001 as Vice President, Ready-To-Drink Operations. Mr. Sacilowski comes to the Company after 24 years with the Coca-Cola Company, where he most recently served as Senior Vice-President, Group Operations and was the supply chain executive for juice based products in North America.

    Jay Essa joined the Company in August 2001 as Vice President, Sales and Marketing. Mr. Essa served as Vice President International Marketing and Western Division Manager for Palm Bay Imports. Prior experience also includes executive positions at Geerling & Wade, Inc. and E & J Gallo Winery.

    Officers serve at the discretion of the Board. Mr. O'Neill is married to the sister of Mr. Drobnick. There are no other family relationships among any of the directors or executive officers of the Company.

COMMITTEES

    The Board has established an Audit Committee and a Compensation Committee.

    Compensation Committee.  The Compensation Committee makes recommendations to the Board with respect to the Company's general and specific compensation policies and administers the Company's 1996 Stock Option Plan and the 1998 Director Stock Option Plan.

    For the 2001 fiscal year, the Compensation Committee consisted of Messrs. Brown, Binkley and Mullin and met once.

    Audit Committee.  The Audit Committee reviews the results and scope of the annual audit and the services provided by the Company's independent auditors.

    The Audit Committee currently consists of Messrs. Buchalter, Hedrick and Valette. Messrs. Buchalter and Valette became audit committee members in February and April 2001, respectively. During the Company's 2001 fiscal year, the Audit Committee met four times.

    In accordance with the rules of the National Association of Securities Dealers, Inc., in February 2000, the Board adopted a written audit committee charter which, among other things, specifies:

      (1) the scope and objectives of the Audit Committee's responsibilities and the processes by which they will be fulfilled; and

      (2) the Audit Committee's responsibility to oversee the Company's financial reporting, to review the effectiveness and scope of the Company's audits, to review the objectivity and independence of the Company's auditors and to review annually any related party transactions between members of the Board, officers and the Company.

    The complete text of the Audit Committee Charter adopted by the Board is included as Exhibit A to the Company's fiscal year 2000 Proxy Statement filed with the Securities and Exchange Commission on September 28, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the Company's fiscal 2001, Messrs. Brown, Mullin and Hedrick served on the Company's Compensation Committee. Mr. Brown is an executive officer and director of Venture Co., the general partner of FBB. The Company has agreed to compensate FBB for management services to be provided to the Company as described in more detail below under the caption "Certain Relationships and Related Transactions."

    No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

BOARD MEETINGS AND COMPENSATION

    The Board met four times during the Company's 2001 fiscal year. Each director attended at least 75% of the aggregate of those meetings.

    For the Company's 2000 fiscal year and thereafter, each of the Company's outside Directors received a director's fee of $12,500, plus reimbursement for certain out-of-pocket expenses.

    In April 1998, options were granted to all of the then-current outside Directors to purchase 74,975 shares of Class B Common Stock at an exercise price of $12.08 under the 1998 Director Stock Option Plan. In February and April 2001, options to purchase a total of 55,018 shares of Class B Common Stock that had been granted to Keith R. Fox and Douglas R. Wolter, respectively, were canceled upon their resignations from the Board. See "Certain Relationships and Related Transactions."

    Under the 1998 Director Stock Option Plan, each of the Company's non-employee directors receives annual options to purchase 10,005 shares of the Company's Class B Common Stock at an exercise price up and to the closing NASDAQ sale price on the date of the grant. The annual options are typically made on May 1 of each year, beginning in 1999. Each non-employee director has received options for 1999 and 2000 if they served as directors during the relevant fiscal year. The options for 2001 have not yet been granted.

    In October 1996, and as amended in May 1997, an affiliate of Messrs. Brown, Binkley, and Forrest entered into a management agreement with the Company, which calls for the annual payment of $125,000 to such affiliate for management services rendered to the Company. See "Certain Relationships and Related Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of September 25, 2001 respecting the beneficial ownership of the Class A Common Stock and the Class B Common Stock, the Company's only classes of voting securities, by (i) all persons known by the Company to own more than five percent of either the Class A Common Stock or the Class B Common Stock, (ii) each director, director-nominee, and the "Named Executive Officers" and (iii) all directors and executive officers as a group.

    Except as may be noted in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned
Name and Address of Beneficial Owners	Number of Class A Shares		Percentage of Class A Shares	Number of Class B Shares		Percent of Class B Shares	Percentage of Shares Beneficially Owned(1)
SBIC Partners, L.P 201 Main Street, Suite 2302 Fort Worth, TX 76102	3,000,000		63.7%	—		—	31.5%
Jeffrey B. O'Neill 607 Airpark Road Napa, CA 94558	1,269,603	(2)	27.0%	673,739	(3)	13.0%	20.4%
Scott J. Seligman Revocable Living Trust One Towne Square, Suite 1913 Southfield, MI 48076	—		—	733,500		14.1%	7.7%
John Hancock Financial Services, Inc. P.O. Box 111 Boston, MA 02117	—		—	658,595		12.7%	6.9%
R. Michael Holloway, Trustee 201 Main Street, Suite 3300 Fort Worth, TX 76102	—		—	426,900		8.2%	4.5%
State Street Research & Management Company One Financial Center, 30th Floor Boston, MA 02111	—		—	389,200		7.5%	4.1%
FMR Corp 82 Devonshire Street Boston, MA 02109	—		—	378,500		7.3%	4.0%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	—		—	284,700		5.5%	3.0%
Exeter(4) 10 East 53rd Street New York, NY 10022	435,757		9.3%	—		—	4.6%
Jeffrey J. Brown(4)(5)	—		—	27,509		*	*
Nicholas B. Binkley(4)(5)	—		—	27,509		*	*
W. Scott Hedrick(6)	—		—	50,003		*	*
Peter W. Mullin(7)	—		—	79,975		1.5%	*
Greg J. Forrest(4)(8)	—		—	20,010		—	*
Jean-Michel Valette(9)	—		—	50		*	*
Mark A. Larson(10)	—		—	59,375		1.1%	*
Jon M. Powell(11)	—		—	6,260		*	*
Jeffrey L. Dye(12)	—		—	17,410		*	*
Michael B. Drobnick(13)	—		—	16,710		*	*
All Directors and Named Executive Officers as a group (11 persons)(14)	4,705,360		100%	978,550		18.8%	59.6%

*
Represents beneficial ownership of less than 1% of the outstanding voting power of all shares of Common Stock.

(1)
Percent ownership is based on 9,534,871 shares of Common Stock outstanding, and does not take into account the relative voting power of shares of Class A Common Stock (ten votes per share) and Class B Common Stock (one vote per share).

(2)
Includes 906,771 shares of Class A Common Stock owned by Mr. O'Neill and 362,832 shares of Class A Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(3)
Includes 24,391 shares of Class B Common Stock owned by Mr. O'Neill and 649,348 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within sixty days of September 25, 2001.

(4)
Greg J. Forrest and Nicholas B. Binkley, each a director of the Company, are each executive officers, directors and shareholders of Venture Co. Messrs. Forrest, Binkley and Brown collectively hold all of the outstanding limited partnership interests in FBB. Each of Messrs. Forrest, Binkley, and Brown may be deemed to be beneficial owners of 3,000,000 shares held by SBIC Partners to the extent of their ratable economic interests in SBIC Partners.

(5)
Includes 27,509 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(6)
Includes 15,000 shares of Class B Common Stock held by Mr. Hedrick and 35,003 shares of Class B Common Stock, issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(7)
Includes 44,972 shares of Class B Common Stock held by Mr. Mullin and 35,003 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(8)
Includes 20,010 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(9)
Includes 50 shares of Class B Common Stock held by Mr. Valette.

(10)
Includes 59,365 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(11)
Includes 6,250 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(12)
Includes 17,400 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(13)
Includes 16,700 shares of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

(14)
Includes shares held by SBIC Partners and Exeter, and 850,812 of Class B Common Stock issuable upon exercise of stock options exercisable within sixty days of September 25, 2001.

VOTING AGREEMENT

    In April 1998, SBIC Partners (a 5% stockholder and affiliate of FBB and Messrs. Forrest, Binkley and Brown) and Exeter Equity Partners L.P. and Exeter Venture Lenders L.P. (collectively, "Exeter"); agreed to certain co-sale rights and rights of first refusal and Mr. O'Neill agreed not to seek to participate in the next registered sale of the Company's Common Stock by SBIC Partners or Exeter. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth for the Company's 1999, 2000 and 2001 fiscal years, a summary of compensation awarded to, earned by, or paid to, the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as of June 30, 2001 (the "Named Executive Officers").

Summary Compensation Table

	Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Securities Underlying Options/SARs	All Other Compensation(1)		Total Compensation
Jeffrey B. O'Neill	2001	$350,012	$147,000		—	$443,583	(2)	$940,595
Chief Executive	2000	350,012	—		—	49,583		399,595
Officer	1999	350,012	30,000	(3)	—	37,015		417,027
Mark A. Larson	2001	$320,008	$100,800		—	$11,000		$431,808
President and Chief	2000	172,312	90,000		237,457	27,133		289,455
Operating Officer(4)
Jon M. Powell	2001	$168,231	$75,000		25,000	$8,654		$251,885
Vice President
Operations
Michael B. Drobnick	2001	$140,000	$50,000		—	$3,783		$193,783
Vice President	2000	140,000	90,000		—	1,545		231,545
Bulk Sales	1999	140,000	75,000		—	2,933		217,933
Jeffrey L. Dye	2001	$125,000	$40,000		—	$1,301		$166,301
Vice President	2000	125,000	85,000		—	1,482		211,482
Case Goods	1999	125,000	90,000		—	4,794		219,794

(1)
Consists of interest payment on promissory note, disability insurance premiums, moving expenses, and/or car expenses paid by the Company and the proportionate value of Mr. O'Neill's life insurance policy the Company has agreed to assign to Mr. O'Neill's family trust.

(2)
Includes interest payment on promissory note paid to Mr. O'Neill of $382,704 in fiscal 2001.

(3)
Mr. O'Neill's fiscal 1999 bonus represents reimbursement of various expenses incurred by Mr. O'Neill on behalf of the Company.

(4)
As of January 1, 2000, Mark A. Larson has been the Company's President and Chief Operating Officer. See "Employment Agreements and Executive Officers."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding stock options granted during the Company's 2001 fiscal year to the Named Executive Officers. No stock appreciation rights were granted to such persons during the Company's 2001 fiscal year.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year
			Exercise of Base Price ($/Sh)(1)	Expiration Date
					5%	10%
John G. Kelleher	25,000	22.4%	$7.63	1/7/11	$119,883	$303,807
Jon M. Powell	25,000	22.4%	$4.13	7/16/10	$64,938	$164,554

(1)
The exercise price per share of these options was equal to or greater than the fair market value of the Common Stock on the date of grant.

(2)
The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth information regarding each exercise of stock options during the Company's 2001 fiscal year, and the number and value of unexercised stock options held by each Named Executive Officer as of the same date. The closing price of the Common Stock on June 29, 2001, the last trading day of the Company's 2001 fiscal year, was $8.10 per share based on the NASDAQ closing price.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)
Name	Shares Acquired on Exercise(#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Jeffrey B. O'Neill	—	—	1,012,180/—	1,235,267/—
Mark A. Larson	—	—	59,365/178,092	274,914/824,744
John G. Kelleher	—	—	—/25,000	—/11,875
Jon M. Powell	—	—	—/25,000	—/99,375
Jeffrey L. Dye	—	—	17,400/—	57,664/—
Michael B. Drobnick	700	1,915	16,700/—	55,344/—

KEY MAN LIFE INSURANCE

    The Company, through Golden State Vintners, currently maintains a life insurance policy in the amount of $10 million on the life of Mr. O'Neill. The Company has agreed to assign a $2 million portion of this policy to Mr. O'Neill's family trust.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    From April 27, 1995 until December 31, 1997, Mr. O'Neill served as President and Chief Executive Officer of Golden State Vintners pursuant to an employment agreement dated as of April 27, 1995 (the "Old Agreement"), which provided him with an annual salary of not less than $300,000, subject to annual increases, and an annual bonus based on a sliding scale of EBITDA (as defined in the Old Agreement). Effective as of January 1, 1998, the Company and Mr. O'Neill entered into a new employment agreement (the "New Employment Agreement"), which provides for Mr. O'Neill to serve as President and Chief

Executive Officer of the Company on the terms and subject to the conditions set forth therein. Under the New Employment Agreement, Mr. O'Neill will receive annual compensation of $350,000, a bonus to be paid in the discretion of the Board and the reimbursement of certain expenses. The New Employment Agreement also provides for the payment of severance to Mr. O'Neill equal to two years of his base compensation and for the acceleration of any options then held by Mr. O'Neill if his employment is terminated for certain reasons, including any termination of his employment within six months of a "Change in Control." The New Employment Agreement defines a Change in Control to include the sale by the Company of all or substantially all of its capital stock or assets or the consummation of any transaction or series of related transactions, including any merger, reorganization or recapitalization, in which any person or group acquires beneficial ownership of more than 50% of the outstanding capital stock of the Company. The term of the New Employment Agreement expires June 30, 2001. Upon the hiring of Mark A. Larson (see below), Mr. O'Neill serves as the Company's Chief Executive Officer.

    On December 15, 1999, the Company entered into an employment agreement with Mark A. Larson to serve as President and Chief Operating Officer of the Company (the "Larson Agreement"). The initial term of the Larson Agreement was from January 1, 2000 to December 31, 2000, and is automatically extended for additional one-year terms unless earlier terminated or superseded. Under the Larson Agreement, Mr. Larson receives an annual base salary of $320,000, an annual incentive bonus and reimbursement of certain expenses. Mr. Larson also received a one-time stock option grant. Mr. Larson's annual incentive bonus will be determined by the Company's Board of Directors and will not exceed sixty percent of his annual base salary, except Mr. Larson received minimum annual incentive bonus payments of $90,000 on each of June 30, 2000 and December 31, 2000. Under the one-time stock option grant, Mr. Larson received options under the 1996 Stock Option Plan to purchase 237,457 shares of the Company's Class B Common Stock at an exercise price equal to the closing sales price of the Company's Class B Common Stock on December 15, 1999, the date of the Larson Agreement, or $3.469 per share. The Company's stockholders approved an amendment to the 1996 Stock Option Plan to reserve additional shares of Class B Common Stock to permit, among other things, issuance of the options contemplated under the Larson Agreement. The Larson Agreement also provides for the payment of severance to Mr. Larson equal to the annual amount of his then base salary plus his annual incentive bonus, pro-rated to the date of termination, and for acceleration of options if his employment is terminated for certain reasons, including termination following a "Change in Control." The Larson Agreement defines a Change in Control to include the merger of the Company with a non-affiliate where the Company is not the surviving corporation and a sale or transfer of all or substantially all the assets of the Company to a non-affiliate of the Company.

    On June 23, 2000, the Company entered into an employment agreement with Jon M. Powell to serve as Vice President, Operations. The initial term of this agreement was from July 17, 2000 to July 16, 2001 and is automatically extended for additional one-year terms unless earlier terminated or suspended. Under this agreement, Mr. Powell will receive an annual base salary of $180,000, a one-time stock option grant to purchase 25,000 shares of the Company's Class B Common Stock based on certain vesting criteria and a monthly car allowance. In addition, Mr. Powell will be eligible to receive an annual incentive bonus targeted at 35% of his base annual salary.

    On November 14, 2000, the Company entered into an employment agreement with John G. Kelleher to serve as Chief Financial Officer. Under this agreement, Mr. Kelleher will receive an annual base salary of $175,000 annually, a one-time stock option grant to purchase 25,000 shares of the Company's Class B Common Stock based on certain vesting criteria and a monthly car allowance. In addition, Mr. Kelleher will be eligible to receive an annual incentive bonus targeted at 35% of his base salary.

    On April 9, 2001, the Company entered into an employment agreement with Walter Sacilowski to serve as Vice President, Ready-To-Drink Operations. Under this agreement, Mr. Sacilowski will receive an annual base salary of $150,000 annually, a one-time stock option grant to purchase 15,000 shares of the Company's Class B Common Stock based on certain vesting criteria and a monthly car allowance. In addition, Mr. Sacilowski will be eligible to receive an annual incentive bonus targeted at 30% of his base salary.

    On July 18, 2001, the Company entered into an employment agreement with Jay Essa to serve as Vice President, Sales and Marketing. Under this agreement, Mr. Essa will receive an annual base salary of $150,000 annually, a one-time stock option grant to purchase 25,000 shares of the Company's Class B Common Stock based on certain vesting criteria and a monthly car allowance. In addition, Mr. Essa will be eligible to receive an annual incentive bonus at targeted at 35% of his base salary.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law ("Delaware Law"), the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Certificate of Incorporation provides that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by law.

    In addition, the Company's Certificate of Incorporation provides that the Company's directors shall not be liable for monetary damages for breach of such directors' fiduciary duty of care to the Company and its stockholders except for liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal or state securities or environmental laws.

    At the 1999 Annual Meeting of Stockholders, the Company's stockholders approved a form of indemnification agreement to be entered into between the Company, its directors and, certain of its officers and other agents. The indemnification agreement attempts to provide the Company's directors and certain officers and agents the maximum indemnification allowed under applicable law and under the Company's Certificate of Incorporation. The indemnification agreement expands the scope of indemnification provided by Section 145 of the Delaware Law.

    There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

STOCK OPTION PLANS

    1996 Stock Option Plan.  The Company's 1996 Stock Option Plan became effective in December 1996 upon adoption by the Board and approval of the stockholders. The 1996 Stock Option Plan provides for the grant of options in the form of incentive stock options and nonstatutory stock options to officers, key employees and consultants of the Company or its subsidiaries and members of the Board. A total of 1,031,093 shares of Class B Common Stock and 362,832 shares of Class A Common Stock have been reserved for issuance under the 1996 Stock Option Plan.

    The 1996 Stock Option Plan is administered by a committee appointed by the Board (the "Committee"). The Board may amend the 1996 Stock Option Plan and, with the consent of each participant adversely affected, the Committee may make such changes in the terms and conditions of granted options as it shall deem advisable.

    The purchase price per share of the shares of Common Stock underlying each option granted under the 1996 Stock Option Plan is established by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date of grant, provided that if the optionee is a 10%

stockholder of the Company (as defined in Section 422(b)(6) of the Internal Revenue Code of 1986, as amended) at the time such optionee is granted an incentive stock option, the purchase price per share of the shares of Common Stock shall be not less than 110% of said fair market value.

    The 1996 Stock Option Plan provides that, in the event of the dissolution, liquidation or sale of the Company, any merger or reorganization of the Company, or acquisition by any person or group of beneficial ownership of more than 50% of the Company's then outstanding shares of capital stock, the 1996 Stock Option Plan and each outstanding option granted thereunder shall terminate. Upon the happening of such event, each participant under the 1996 Stock Option Plan who is not tendered a substitute option by the entity surviving such event or who does not accept any such substituted option, shall have the right to exercise, in whole or in part, any vested and exercisable options which have not then expired.

    As of June 30, 2001, options to purchase a total of 362,832 shares of Class A Common Stock and 413,807 shares of Class B Common Stock were outstanding under the 1996 Stock Option Plan. Such options have per share exercise prices ranging from $3.47 to $12.07, or a weighted average per share exercise price of $4.60. Expiration dates range from December 2006 to January 2011.

    1998 Director Stock Option Plan.  The Company's 1998 Director Stock Option Plan (the "Director Plan") became effective in April 1998 upon adoption by the Board and approval by the stockholders. The Director Plan provides for the grant of nonstatutory stock options to the non-employee members of the Board. A total of 348,000 shares of Class B Common Stock have been reserved for issuance under the Director Plan.

    The purchase price per share of the shares of Common Stock underlying each option granted under the Director Plan shall be the closing sale price of such shares on the date of grant if the Common Stock is listed on any established stock exchange or national market system or the price established by the committee administering the Director Plan, which shall not be less than 100% of the fair market value of the Common Stock on the date of grant.

    The Director Plan provides that, in the event of the dissolution or liquidation of the Company, the merger or sale of all or substantially all assets of the Company requiring shareholder approval, or acquisition by any person or group of beneficial ownership of the securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding shares, any options outstanding under the Director Plan that are not yet exercisable and vested shall become fully exercisable and vested.

    As of June 30, 2001, options to purchase a total of 145,034 shares of Class B Common Stock were outstanding under the Director Plan. Such options have per share exercise prices ranging from $4.50 to $12.08. None of such options have been exercised. Expiration dates for these options range from April 2008 to May 2010. In February and April 2001, options to purchase 55,018 shares of Class B Common Stock that had been granted to Keith R. Fox and Douglas R. Walter, respectively, were canceled upon their resignations from the Board.

COMPENSATION COMMITTEE REPORT ON COMPENSATION
OF EXECUTIVE OFFICERS

    The Compensation Committee met once during the Company's 2001 fiscal year. Executive compensation for the Company's 2001 fiscal year was paid pursuant to employment agreements previously approved by the Board and pursuant to the Company's existing policies. The general policies of the Compensation Committee are set forth below.

    General.  The Compensation Committee of the Board (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of directors who are not employees of the Company or a parent or subsidiary of the Company.

    The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of stockholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants under the Company's 1996 Stock Option Plan. These elements are designed to operate on an integrated basis and together comprise total compensation value.

    Base Salary.  Base salary levels for the Company's executives are established to compensate executives for their level of responsibility and management skills.

    Annual Cash Incentives.  The annual cash incentive, typically paid as a bonus, is designed to provide a short-term (one-year) incentive. The Company does not adhere to any firmly established formulas for the award of annual cash incentives. Rather, incentive awards are based on the achievement of corporate and individual performance for the year, including subjective factors. The Summary Compensation Table shows annual cash incentives paid to the Named Executive Officers, including the Chief Executive Officer during the Company's 1999, 2000 and 2001 fiscal years.

    Stock Options.  Stock options are designed to provide long-term incentives and rewards tied to the price of the Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's stockholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options or shares of stock currently held by an executive is not a factor in determining individual grants, and the Committee has not established any target level of ownership of the Common Stock by its executives. However, retention of shares by executives is encouraged.

    The Company does not adhere to any firmly established formulas for the issuance of options. The Summary Compensation Table shows the options granted to the Named Executive Officers during the Company's 1999, 2000 and 2001 fiscal years.

    In accordance with the provisions of the Plans, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Common Stock.

AUDIT COMMITTEE REPORT

    The Audit Committee monitors the Company's internal accounting controls and confers with the Company's independent auditors and reviews the results of their auditing engagement. The Company's Board of Directors adopted a written charter for the Audit Committee on February 29, 2000. A copy of the charter was included as an exhibit to the Company's Proxy Statement filed with the Securities and Exchange Commission on September 28, 2000.

    The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with the Company's management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants during the 2001 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

    The Audit Committee received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and be filed with the Securities and Exchange Commission.

    This report of the Audit Committee shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The foregoing report is given by the members of the Audit Committee, namely:

Lawrence R. Buchalter
W. Scott Hedrick
Jean-Michel Valette

PERFORMANCE GRAPH

    The line graph below compares the cumulative total return to holders of the Class B Common Stock in the period from July 22, 1998 (the date on which trading in the Company's Class B Common Stock commenced on the NASDAQ) to June 30, 2001, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of nine companies whose returns have been weighted based on market capitalization as of the beginning of each period for which a return is indicated: Brown-Forman Corporation, The Robert Mondavi Corp., Constellation Brands, Inc., The Chalone Wine Group, Ltd., Scheid Vineyards, Inc., Ravenswood Winery, Inc. and Willamette Valley Vineyards, Inc. The graph assumes an investment of $100.00 on July 22, 1998 in the Company and in two comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.

    The information contained in the performance graph shall not be deemed to be "soliciting materials" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any of the Company's existing shelf registrations or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG GOLDEN STATE VINTNERS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In October 1996, as amended in May 1997, the Company agreed to pay an annual fee of $125,000 to Forrest Binkley & Brown Partners L.P., an affiliate of Messrs. Forrest, Brown, Binkley and Wolter and of SBIC Partners, a 5% Stockholder, as compensation for management services to be provided with respect to the Company's operations. In exchange for the annual fee, FBB advises the Company regarding its indebtedness and plans for expansion, and provides assistance to the Company in its fund raising activities and presentations to financial analysts.

    In April 1998, SBIC Partners (a 5% Stockholder and affiliate of Forrest Binkley & Brown Partners L.P. and of Messrs. Forrest, Binkley, Brown and Wolter) and Exeter Equity Partners L.P. and Exeter Venture Lenders, L.P. (collectively, "Exeter" and each an affiliate of Mr. Fox) agreed to certain co-sale rights and rights of first refusal and Mr. O'Neill agreed not to seek to participate in the next registered sale of Class B Common Stock by SBIC Partners and Exeter, if any.

    In April 1998, in connection with its participation in the Company's initial public offering, John Hancock agreed to waive all prepayment penalties due with respect to the Company's repurchase of the shares of Senior Preferred Stock held by John Hancock.

    Mr. O'Neill, in connection with the Company's purchase of all the outstanding stock of Golden State Vintners, a California corporation (the predecessor of the Company), and Mr. Thompson, upon employment with the Company, were granted stock appreciation rights. Effective as of January 1, 1998, the Company and Messrs. O'Neill and Thompson agreed to terminate such stock appreciation rights in exchange for certain compensation and the grant of non qualified stock options, referred to as "Replacement Incentives." Pursuant to such agreement, Messrs. O'Neill and Thompson were entitled to receive $6.97 million and $1.38 million, respectively. In connection with the issuance of the Replacement Incentives, Messrs. O'Neill and Thompson each received cash payments and promissory notes. As part of the Replacement Incentives, Messrs. O'Neill and Thompson also received options to purchase 649,348 and 145,000 shares of Class B Common Stock, respectively. Upon receipt of the cash payments of $6.97 million and $1.38 million, respectively by Messrs. O'Neill and Thompson, approximately fifty percent of the after-tax cash received by each was used to exercise options and to purchase Company common stock. The required promissory notes' principal amounts were paid in July 1998. Related accrued interest of approximately $383,000 and $54,000 was paid by the Company to Mr. O'Neill and Mr. Thompson, respectively, in January 2001.

    The Company's directors, other than Mr. O'Neill, have been granted nonqualified stock options under the Director Plan. See "Management—Stock Option Plans—Director Plan."

    The Company has entered into indemnification agreements with its directors. See "Indemnification of Directors and Officers." The agreements require the Company to indemnify such individuals for certain liabilities to which they may be subject as a result of their affiliation with the Company, to the fullest extent permitted by Delaware law.

    The Company believes that the foregoing transactions were in its best interests and on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act ("Section 16") requires the Company's executive officers, directors and beneficial owners of more than 10% of the Company's common stock (collectively, "Insiders") to file reports of ownership and changes in ownership of Common Stock of the Company with the Securities and Exchange Commission and to furnish the Company with copies of all Section 16(a) forms they file. The Company became subject to Section 16 in conjunction with the registration of its common stock under the Exchange Act effective July 21, 1998.

    The Forms 3 disclosing the initial statements of beneficial ownership of Messrs. Larson, Kelleher and Buchalter were filed in June 2001 and the Form 3 for Mr. Valette was filed in August 2001, after the required filing dates for such forms. Based solely on its review of the copies of such forms received by it, the Company believes that its insiders have otherwise complied with all applicable filing requirements during fiscal 2001.

RATIFICATION OF APPOINTMENT OF THE
COMPANY'S INDEPENDENT AUDITORS
(Proxy Item No. 2)

    The Board has reappointed Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 2002, subject to ratification by the stockholders at the Meeting. Deloitte & Touche LLP has been the Company's independent auditor since 1994.

Audit Fees

    The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended June 30, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, were $185,000, all of which were attributable to Deloitte & Touche.

Financial Information Systems Design and Implementation Fees

    The aggregate fees billed by Deloitte & Touche for professional services relating to financial information systems design and implementation for the fiscal year ended June 30, 2001 were $34,560.

All Other Fees

    The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended June 30, 2001, were $159,845. These fees relate to property tax consulting, audit and tax activities in support of the Company.

RECOMMENDATION

    The Board recommends a vote "For" ratification and appointment of Deloitte & Touche LLP as the Company's independent auditors.

VOTE REQUIRED

    A majority of affirmative votes of the shares entitled to be voted, in person or by proxy, and voting on this matter is required for approval.

OTHER MATTERS

    The Company does not know of any matter other than those discussed in the foregoing materials contemplated for action at the Meeting. Should any other matter be properly brought before the Meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board to the extent permitted by applicable law. Discretionary authority for them to do so is contained in the proxy.

FINANCIAL STATEMENTS

    Stockholders should refer to the Consolidated Financial Statements and Supplemental Data, Management's Discussion and Analysis, and Selected Financial Data set forth in the Company's Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on September 28, 2001.

SUBMISSION OF STOCKHOLDER
PROPOSALS FOR 2002 ANNUAL MEETING

    Any proposal which a stockholder wishes to have presented at the 2002 Annual Meeting and included in the Company's proxy statement for that meeting must be received by the Company, at its principal executive office, 607 Airpark Road, Napa, California 94558, no later than August 31, 2002. Proposals should be addressed to the attention of the Chief Financial Officer of the Company. In order to avoid controversy as to the date on which a proposal was received by the Company, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by certified mail, return receipt requested.

    The Bylaws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting of stockholders, the stockholder must provide advance notice of such proposal or nomination. Specifically, the stockholder must give written notice to the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting. The notice must contain specified information about the proposed business or each nominee and abut the stockholder making the proposal or nomination. In the event that less than seventy (70) days' prior notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting date was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

                      By Order of the Board of Directors,

                      Jeffrey J. Brown
                      Chairman of the Board

Napa, California

GOLDEN STATE VINTNERS, INC.

THIS IS YOUR PROXY
YOUR VOTE IS IMPORTANT

Dear Stockholder:

   Regardless of whether you plan to attend the 2001 Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

                            Thank you,
                            Corporate Secretary

PROXY
GOLDEN STATE VINTNERS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for Annual Meeting of Stockholders, November 15, 2001

   The undersigned, stockholder(s) of Golden State Vintners, Inc. do(es) hereby appoint the corporation's Secretary and President, and each of them, proxies, each with full power of substitution, for and in the name and stead of the undersigned at the Annual Meeting of Stockholders of Golden State Vintners, Inc., to be held on November 15, 2001, and at any and all postponements or adjournments thereof, to vote all shares of capital stock held by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to herein.

/x/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" ELECTION OF MANAGEMENT'S DIRECTOR-NOMINEES, "FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

/ /',qc,vu,r4.]/ /',qc,vu]

	FOR ALL NOMINEES		AGAINST ALL NOMINEES
1. ELECTION OF DIRECTORS	/ /		/ /
Nominees:	FOR	AGAINST	ABSTAIN		FOR AGAINST ABSTAIN
Jeffrey J. Brown	/ /	/ /	/ /	Lawrence R. Buchalter	/ / / / / /
Jeffrey B. O'Neill	/ /	/ /	/ /	W. Scott Hedrick	/ / / / / /
Nicholas B. Binkley	/ /	/ /	/ /	Peter W. Mullin	/ / / / / /
Greg J. Forrest	/ /	/ /	/ /	Jean-Michel Valette	/ / / / / /
2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 2002.					/ / / / / /
3. In their discretion, upon such other matters as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.					/ / / / / /

                        / / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

                        / / MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING (You may still submit this proxy)

                        Signature

                        Dated  , 2001

                        Signature

                        Dated  , 2001

                        (This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

QuickLinks

INFORMATION CONCERNING THE SOLICITATION
VOTING PROCEDURES
ELECTION OF DIRECTORS (Proxy Item No. 1)
EXECUTIVE COMPENSATION
Summary Compensation Table
COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS (Proxy Item No. 2)
OTHER MATTERS
FINANCIAL STATEMENTS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING